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                                                                     EXHIBIT 5.1



                                           March 19, 2001


Turnstone Systems, Inc.
2220 Central Expressway
Santa Clara, California 95050

     RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     With reference to the registration statement that Turnstone Systems, Inc., a Delaware corporation (the "Company") proposes to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, registering an aggregate of 9,437,353 shares of its common stock, $0.0005 par value (the "Shares") to be issued and sold pursuant to the Turnstone Systems, Inc. 2000 Stock Plan, 2000 Nonstatutory Stock Plan and 2000 Employee Stock Purchase Plan (collectively, the "Plans"), I am of the opinion that:

1.   The Plans have been duly adopted by the Company.

2. All proper corporate proceedings have been taken so that the Shares have been duly authorized and, upon issuance and payment therefore in accordance with the Plans and the resolutions of the board of directors of the Company relating to the adoption of the Plans and the offering and sale of the Shares thereunder, will be legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the registration statement referred to above. This opinion is limited to the laws of the State of Delaware and the federal law of the United States of America.


                                       Very truly yours,


                                       /s/ Albert Y. Liu
                                       ----------------------------------
                                       Albert Y. Liu
                                       General Counsel and Secretary